SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
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Intermountain Community Bancorp

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Intermountain Community Bancorp
231 North Third Avenue
Sandpoint, Idaho 83864
March 31, 2005
To the Shareholders of Intermountain Community Bancorp:
      We cordially invite you to attend the 2005 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Saturday, April 30, 2005 at 10 a.m. at the Elks Golf Club, located at 30196 Highway 200, Sandpoint, Idaho.
      Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.
      Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker
President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP
231 North Third
Sandpoint, Idaho 83864
(208) 263-0505
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Saturday, April 30, 2005

PLACE	Elks Golf Club, Sandpoint, Idaho

ITEMS OF BUSINESS	(1) To elect five directors to a three-year term and one director to a one-year term.

(2) To approve an amendment to the Company’s Articles of Incorporation (the “Articles”) to increase the number of authorized shares of common stock.

(3) To approve an amendment to the Articles to change the supermajority voting provisions for approval of mergers and acquisitions.

(4) To approve an amendment to the Articles to make certain technical changes.

(5) To approve amendments to the Director Stock Option Plan to (a) provide for the grant of restricted stock awards, and (b) make related technical changes.

(6) To ratify the appointment of BDO Seidman, LLP as the independent public accountants for Intermountain for 2005.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Wednesday, March 16, 2005.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

By Order of the Board

Terry L. Merwin Corporate Secretary	Curt Hecker President and Chief Executive Officer
This proxy statement and the accompanying proxy card are being distributed on or about
March 31, 2005

PROXY STATEMENT
      Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 31, 2005, for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp to be held on Saturday, April 30, 2005.
      Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by employees of our subsidiary bank, Panhandle State Bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.
      Record Date. If you were a shareholder on March 16, 2005, you are entitled to vote at the Annual Meeting. There were approximately 5,744,631 shares of common stock outstanding on the Record Date.
      Quorum. The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Voting Requirement to Approve Matters Presented.
      Election of Directors. The five nominees for election as directors at the Annual Meeting with three-year terms to expire in 2008 who receive the highest number of affirmative votes will be elected. The nominee for the term to expire in 2006 who receives the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
      Amendments to the Articles of Incorporation. The proposals for the Company to amend its Articles of Incorporation to (i) increase the number of authorized shares of common stock and (ii) make certain technical changes each require the affirmative FOR vote of a majority of all the votes entitled to be cast by Company shareholders. The proposal to amend the Articles to revise the supermajority voting requirement requires the affirmative FOR vote of two-thirds of all the votes entitled to be cast by Company shareholders. You may vote for, against or abstain from approving each of the amendments to the Articles of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against. Shareholders of record will be entitled to one vote per share on these proposals.
      Amendments to Director Stock Option Plan and Ratification of Accountants. The proposals for the Company to amend the Director Stock Option Plan and to ratify its independent auditors require the affirmative vote FOR of a majority of the shares present and entitled to vote on the proposals. You may vote for, against or abstain from approving the amendments to the Director Stock Option Plan and the ratification of the independent auditors. Abstentions and broker non-votes will have no effect on the outcome of the votes. Shareholders of record will be entitled to one vote per share on these proposals.
      Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement and FOR the amendments to the Articles of Incorporation. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us of a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken.

      Voting of Proxies by Shareholders of Record and by Beneficial Owners. Approximately one-third of Intermountain shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
      Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use.
      Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Voting in Person at the Annual Meeting.
      Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
      Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.
BUSINESS OF THE MEETING
      The matters that are being presented for consideration by our shareholders at the Annual Meeting are (i) the election of directors; (ii) an amendment to the Company’s Articles of Incorporation to increase the authorized shares to 24 million; (iii) an amendment to the Articles to revise the supermajority voting requirement for mergers and acquisitions; (iv) certain other technical amendments to the Articles of Incorporation; (v) amendments to the Company’s Director Stock Option Plan; and (vi) ratification of the Company’s independent accountants.
Proposal No. 1 — Election of Directors
General
      Our Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The Articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. Intermountain’s board currently consists of fourteen directors, including two, Jim Patrick and Ronald Jones, who were appointed in November 2004 upon consummation of Intermountain’s acquisition of Snake River Bancorp, Inc. and its subsidiary, Magic Valley Bank. Messrs. Jones and Patrick were founding directors of Magic Valley Bank and Snake River Bancorp, Inc., and were appointed to the Intermountain Board pursuant to the terms of the merger agreement for that acquisition. Information regarding their backgrounds and qualifications is set forth below under each of their biographical summaries. Effective as of the Annual Meeting, the Board has again set the number of directors at fourteen.

      Directors are elected for terms of three years or until their successors are elected and qualified. Our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Our Articles of Incorporation require that our classes of directors be of as near-equal size as possible. Therefore, Mr. Patrick was appointed to our class of directors with terms expiring in 2006, and Mr. Jones was appointed to our class of directors with terms expiring in 2005.
      Accordingly, our Nominating/ Corporate Governance Committee has recommended, and the Board has nominated, Jim Patrick for election as director for a one-year term to expire in 2006, and Ronald Jones, Charles Bauer, Maggie Lyons, Barbara Strickfaden and Douglas Ward for election as directors for three-year terms to expire in the year 2008. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee.
Vote Required
      The five nominees for election as directors at the Annual Meeting with three-year terms to expire in 2008 who receive the highest number of affirmative votes will be elected. The nominee for the term to expire in 2006 who receives the highest number of affirmative votes will be elected.
      The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.
INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
      The following tables set forth certain information with respect to the director nominees and the other continuing directors.
Director Nominees

	Age as of
Name	2/11/05	Primary Occupation

Term Expiring 2006
Jim Patrick	59	Farm Owner/Operator
Term Expiring 2008
Charles L. Bauer	70	Retired, Former President of Panhandle State Bank
Maggie Y. Lyons	47	Chief Financial Officer and acting Chief Executive Officer of Metropolitan Mortgage and Securities; President and Principal Financial Officer of Summit Securities, Inc.; CPA/MCSE
Ron Jones	49	Chief Financial Officer of Ecolotree, Inc; Farm Owner/Operator
Barbara Strickfaden	65	Retired, Former President and CEO of the Idaho Bankers Association
Douglas P. Ward	59	Owner, Sundance Realty

Continuing Directors

	Age as of
Name	2/11/05	Primary Occupation

Term Expiring 2006
Ford Elsaesser	53	Attorney — Firm of Elsaesser, Jarzabek Anderson, Marks, Elliott and McHugh
Curt Hecker	44	President & CEO of Intermountain; CEO of Panhandle State Bank
Michael J. Romine	64	Vice President & CFO of Inland Northwest Distributing, Inc.
Jerry Smith	48	President of Panhandle State Bank; Executive Vice President of Intermountain
Term Expiring 2007
James T. Diehl	50	Attorney — Firm of J.T. Diehl
Terry L. Merwin	64	Owner, Merwin’s Hardware
John B. Parker	71	Retired Auto Dealer
Dennis Pence	55	Founder, Chairman & CEO, Coldwater Creek, Inc.
Background of Continuing Directors and Nominees
      The business experience of each of the directors for the past five years is described below. Directors of Intermountain also serve as directors of Panhandle State Bank. Eight of the directors (Messrs. Bauer, Diehl, Elsaesser, Hecker, Merwin, Parker, Romine and Ward) have been directors of Intermountain since the company’s inception in 1997.
      C. L. Bauer has been a director of Intermountain since 1997 and of Panhandle State Bank since 1985. Mr. Bauer served as president of Panhandle State Bank from 1985 to his retirement in 1996.
      James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of Panhandle State Bank since 1990 and has served as Vice Chairman of the Board of Panhandle State Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987.
      Ford Elsaesser has been a director of Intermountain since 1997 and of Panhandle State Bank since 1992. Mr. Elsaesser is an attorney and has been with the law firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and McHugh since 1980. From 1977 to 1980, Mr. Elsaesser was with the law firm of Cooke & Lamanna.
      Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of Panhandle State Bank. He has served as Chief Executive Officer and director of Panhandle State Bank since 1996. From 1996 until 2001, Mr. Hecker also served as Panhandle State Bank’s President. In addition, Mr. Hecker serves as a member of the board of directors of Coldwater Creek, Inc., and in 2004 was Chairman of Coldwater’s compensation committee
      Ronald Jones was appointed to the Intermountain board in November 2004, following Intermountain’s merger with Snake River Bancorp. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. From 2002 until the merger with Intermountain, Mr. Jones served as corporate secretary of Snake River Bancorp. Mr. Jones has farmed south of Twin Falls, Idaho, since 1978. Since 2002, he has been Chief Financial Officer of Ecolotree Inc., a privately held Iowa engineering company. Ecolotree uses trees in patented processes to remediate environmental contamination and to cap landfills.
      Maggie Y. Lyons has been a director of Intermountain and Panhandle State Bank since 2001. Ms. Lyons is currently the Chief Financial Officer and acting Chief Executive Officer for Metropolitan Mortgage and Securities and President and Principal Financial Officer of Summit Securities, Inc., both located in Spokane,

Washington. Ms. Lyons was appointed to these positions in July 2004. Prior to these positions, she was a self-employed certified public accountant and is a Microsoft certified systems engineer.
      Terry L. Merwin has been a director of Intermountain since 1997 and Panhandle State Bank since 1980 and serves as the Secretary of Intermountain and Panhandle State Bank. Mr. Merwin is the owner of Merwin’s Hardware, and is currently semi-retired as acting manager.
      John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997, and has been a director of Panhandle State Bank since 1980 and Chairman of the Board of Panhandle State Bank since 1995. Mr. Parker began his career as an auto dealer in Sandpoint in 1957, and retired in June 1999 from Taylor-Parker Motor Company as general manager.
      Jim Patrick was appointed to the Intermountain board in November 2004, following Intermountain’s merger with Snake River Bancorp. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1972 and has served on the boards of various state and national farm organizations.
      Dennis Pence has been a director of Intermountain and Panhandle State Bank since 2002. Mr. Pence founded Coldwater Creek, Inc. in 1984 and currently serves as its Chief Executive Officer and Chairman of the Board.
      Michael J. Romine has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Romine has been the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc., since 1992.
      Jerry Smith has been a director of Intermountain and Panhandle State Bank since 2000. Mr. Smith joined Panhandle State Bank in 1999 as President of Intermountain Community Bank. Since 2001, Mr. Smith has served as President of Panhandle State Bank and Executive Vice President of Intermountain. Mr. Smith has 26 years of banking experience, beginning with Idaho First National Bank in 1979.
      Barbara Strickfaden joined the boards of Intermountain and Panhandle State Bank in February 2004. Mrs. Strickfaden retired in January 2004 after serving as President and CEO of the Idaho Bankers Association since 1992. In 1998/1999 she chaired the State Associations Division of the American Bankers Association and served on the Board of Directors of the American Bankers Association.
      Douglas P. Ward has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Ward has owned and operated Sundance Realty for 33 years.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
      The Board of Directors met 13 times during the fiscal year. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. Intermountain expects, but does not require the directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting, except Mr. Pence. The Board has determined that each member of the Board, except for Messrs. Hecker, Pence, and Smith, meets the applicable laws and listing standards regarding “independence” required by NASDAQ and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. Messrs. Hecker and Smith each serve as an executive officer of Intermountain. Mr. Pence is the Chairman and CEO for Coldwater Creek Inc., a public company for which Mr. Hecker serves as a director and served in 2004 as the chairman of the compensation committee. Our independent directors met five times, without management present, in 2004.
      The Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating/ Corporate Governance Committee. In addition, Panhandle State Bank, Intermountain’s wholly-owned subsidiary, has various committees on which directors serve, including the Loan, Compliance, and Technology/ Operations Committees.

      The following table shows the membership of the various committees during the fiscal year 2004.
Committee Membership

Name	Audit		Compensation		Nominating

Charles L. Bauer	☑		☑		☐
James T. Diehl	☐		☑	*	☐
Ford Elsaesser	☐		☑		☑
Maggie Y. Lyons	☑		☑		☑
Terry L. Merwin	☐		☐		☑
John B. Parker	☐		☐		☑
Michael J. Romine	☑	*	☑		☐
Barbara Strickfaden	☐		☐		☑	*
Douglas P. Ward	☑		☐		☑

*	Chairman
      Audit Committee. During 2004, the Audit Committee was comprised of four directors, each of whom was considered “independent” as defined by the NASDAQ listing standards. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).
      The Committee operates under a formal written charter originally adopted by the Board of Directors in March 2004 and amended in February 2005. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act and the revised rules of the SEC. Even though the Company is currently not listed on NASDAQ, the Audit Committee has also considered the corporate governance listing standards of NASDAQ in updating its charter. A copy of the revised charter is attached to this Proxy Statement as Appendix A.
      The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. It is the responsibility of management to prepare Intermountain’s financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:

•	has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	reviews and approves the engagement of Intermountain’s independent auditors to perform audit and non-audit services and related fees;

•	meets independently with Intermountain’s internal auditing department, independent auditors and senior management;

•	reviews the integrity of Intermountain’s financial reporting process;

•	reviews Intermountain’s financial reports and disclosures submitted to bank regulatory authorities; and

•	maintains procedures for the receipt, retention and treatment of complaints regarding financial matters.
      The Audit Committee held eight meetings during the year.
      Compensation Committee. During 2004, the Compensation Committee was comprised of five directors, each of whom is considered “independent” as defined by the NASDAQ listing standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans;

•	make determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
      The Compensation Committee operates under a formal written charter approved by the Board of Directors on December 15, 2004. The Compensation Committee met four times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option grants for executive officers.
      Nominating/ Corporate Governance Committee. The Nominating/ Corporate Governance Committee (“Nominating Committee”) was formed in July 2004, and during the remainder of the year was comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards. The Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; and (ii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries. The Committee operates under a formal written charter approved by the Board of directors in December 2004.
      The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.
      The Corporate Governance Guidelines stipulate that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of each bank owned by Intermountain shall own in the director’s own right at least $500.00 of either the par value or book value of the unhypothecated common stock of Intermountain.
Corporate Governance
      The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes Act was signed into law in 2002 and, among other things, establishes or provides the basis for a number of new corporate governance standards and disclosure requirements. The SEC has issued additional rules to implement the Sarbanes Act. In addition, NASDAQ recently adopted changes to its corporate governance and listing standards. To that end, over the course of several months, the Board has reviewed Intermountain’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Act, related SEC rules and the new listing standards of NASDAQ. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	established a Nominating/ Corporate Governance committee;

•	adopted a Corporate Governance and Nominating Committee Charter and Corporate Governance Guidelines;

•	adopted a Code of Ethics for our senior financial officers (including our Chief Executive Officer);

•	adopted a Compensation Committee Charter; and

•	commenced holding regularly scheduled meetings of the Company’s non-management directors, separate from management.
      You can access our current Audit and Nominating/ Corporate Governance Committee charters and Code of Ethics by visiting the Company’s Website and clicking on the Governance Documents link under Investor Relations on the Company’s home page (www.panhandlebank.com, www.magicvalleybank.com, or www.intermountainbank.com), or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, 231 North Third, Sandpoint, Idaho 83864.
Shareholder Communications with the Board of Directors
      The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, 231 North Third, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to the Company’s CEO. If the Chairman and the CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.
Compensation of Directors
      All directors, including those who are Company employees, receive fees for their services as directors. Intermountain has established a program for director compensation in which each director of Intermountain received a retention fee of $5,760 in 2004. In addition to the retention fee, the chairman received $1,924 per board meeting attended, committee chairs received $1,524 per meeting attended, and all other directors received $924 per meeting attended. Aggregate directors’ fees of approximately $221,000, $140,000, and $124,000 were paid during the years ended December 31, 2004, 2003 and 2002, respectively. In February 2005, the directors voted a fee increase of $8,000 per year for the chairman of the board, $7,000 for the chairman of the audit committee; $6,000 for the chairs of the loan, compensation, and corporate governance committees, $4,000 each for the chairs of the executive and technology/operations committees, and $3,000 each for all other directors, including the chair of the compliance committee and excluding directors who serve as Company employees. The increase is divided equally between retention and meeting attendance.
      Ron Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, are parties to split-dollar life insurance agreements with Magic Valley Bank. Panhandle State Bank has assumed these agreements, which are identical to those with the other former Magic Valley Bank directors. Pursuant to the terms of the agreements, (i) Panhandle State Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.
      At the time of the adoption of the 1999 Director Stock Option Plan, each independent director received a one-time grant of options to purchase 3,500 shares, and, through the appointment of Messrs. Jones and Patrick in late 2004, each newly-appointed independent director received a similar one-time grant (also for 3,500 shares) at the time that he or she became a director. In addition, Jerry Smith, President of Branch Administration, Panhandle State Bank, received a grant of 3,500 shares in June of 2000 when he joined the board. All such grants were made under the 1999 Director Stock Option Plan, vest over a five-year period, and are exercisable at a price equal to the fair market value of the shares on the date of grant. Effective May 1,

2004 and on each subsequent anniversary of that date, each independent member of the Board of Directors who has served on the board for at least one year will receive an option, under the 1999 Director Stock Option Plan, to purchase 500 shares, such option to vest over five years and exercisable at a price equal to the fair market value of the shares on the date of grant. Independent directors who were not eligible to receive the first grant of 500 shares in 2004 will receive their first grant of 500 shares on the one year anniversary of their joining the board, and annually thereafter.
EXECUTIVE COMPENSATION
      The following information is provided regarding the compensation paid by Intermountain, or in certain cases, Panhandle State Bank, to the directors and to the Chief Executive Officer of Intermountain and the four most highly compensated executive officers of Intermountain or Panhandle State Bank, as the case may be, whose compensation exceeded $100,000 in fiscal year 2004.
Summary Compensation Table

					Long Term Compensation

					Awards		Payouts
	Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
Name and Principal				Compensation	Stock	Options/	Payouts	Compensation
Position	Year	Salary($)	Bonus ($)(1)	($)(2)	Awards($)	SARs(#)(3)	($)(4)	($)(5)(6)

Curt Hecker	2004	$180,000	$146,986	$0	0	0	$0	$26,199
President and CEO	2003	180,000	168,586	0	0	5,940	45,602	46,000
of the Company and
CEO of the Bank
Jerry Smith	2004	147,500	125,300	0	0	0	0	31,079
President of the	2003	147,500	143,000	0	0	4,869	26,840	46,000
Bank, EVP of the
Company
Douglas Wright	2004	140,000	107,200	0	0	15,000	0	6,500
EVP and Chief	2003	140,000	124,000	0	0	20,130	0	2,896
Financial Officer of the Company and
the Bank(7)
John Nagel, Sr. VP	2004	108,150	83,542	0	0	7,500	0	3,342
and Chief Credit	2003	108,150	53,260	0	0	13,662	4,085	3,349
Officer of the Bank
David Smith(8)	2004	92,000	20,976	0	0	0	0	6,500
	2003	92,000	24,105	0	0	3,036	26,478	6,659

(1)	Includes bonuses accrued under the Short Term Executive Incentive Plan for the fiscal year 2004, but paid in 2005 as follows: Messrs. Hecker $122,400, J. Smith $100,300, Wright $95,200, Nagel $73,542 and D. Smith $20,976. Also includes a bonus paid under the stock purchase bonus program to purchase shares of Company stock as follows: Messrs. J. Smith $25,000, Wright $12,000 and Nagel $10,000, and payments made to Mr. Hecker in the amount of $24,586 under his Tax Payment Bonus Plan.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to Panhandle State Bank of providing such benefits to any individual executive officer during the year ended December 31, 2004 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Represents shares subject to options granted during fiscal years 2003 and 2004 under Intermountain’s stock option plan. Shares have been adjusted for the 3-for-2 stock split effective March 10, 2005.

(4)	Includes payouts made in 2003 under Panhandle State Bank’s 2001 Long Term Incentive Plan.

(5)	Includes contributions paid by Intermountain or Panhandle State Bank during 2004 for the benefit of Messrs. Hecker, J. Smith, Wright, Nagel, and D. Smith in the amounts of $6,500, $6,500, $6,500, $3,342 and $6,500, respectively, pursuant to Intermountain’s 401(k) Savings Plan and Trust.

(6)	Includes amounts contributed to the SERP by Intermountain during 2004 on behalf of Messrs. Hecker and J. Smith in the amounts of $19,699 and $24,579, respectively.

(7)	Mr. Wright was appointed Chief Financial Officer effective November 9, 2004.

(8)	Mr. Smith served as Sr. VP and Chief Financial Officer of the Bank and EVP and Chief Financial Officer of the Company until November 9, 2004.
Stock Options
      Option Grants. The following table sets forth stock options granted during 2004 to the executive officers named in the “Summary Compensation Table” above, pursuant to Intermountain’s stock option plan during the year ended December 31, 2004.
OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
Value at Assumed Annual
	Number of				Rates of Stock Price
	Shares of	% of Total			Appreciation for Option
	Underlying	Options	Exercise		Term(2)
	Options	Granted to	Price	Expiration
Name	Granted (1)	Employees	($/Share)	Date	5%	10%

Curt Hecker	—	—	—	—	—	—
Jerry Smith	—	—	—	—	—	—
Douglas Wright	15,000	18.8%	$5.80	2/3/2014	$150,935	$382,498
John Nagel	7,500	9.4%	$5.80	2/3/2014	$75,467	$191,249
David Smith	—	—	—	—	—	—

(1)	The options are non-qualified stock options and become exercisable in five annual installments. Each option was granted on February 3, 2004 under Intermountain’s stock option plan and has an exercise price equal to the net book value of Intermountain common stock on the date of grant. The fair market value on the date of grant was $16.00. Shares, exercise prices and fair market values have been adjusted to reflect the 3-for-2 stock split, effective March 10, 2005.

(2)	The dollar amounts under these columns result from calculations at the 5% and 10% assumed appreciation rate established by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of Intermountain’s common stock price.

      Option Exercises. The following table sets forth certain information concerning exercises of stock options pursuant to Intermountain’s stock option plan by the executive officers named in the “Summary Compensation Table” during the year ended December 31, 2004 and stock options held at year end.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
	Shares		Options at Year End(1)		Options at Year End(2)
	Acquired on	Value
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Curt Hecker	28,284	$302,528	109,221	7,929	$1,420,475	$99,366
Jerry Smith	24,931	$284,413	39,174	22,663	$576,972	$304,923
Douglas Wright	—	—	7,656	41,994	$91,806	$509,849
John Nagel	—	—	7,450	28,594	$94,739	$354,337
David Smith	34,878	$428,370	30,198	2,430	$417,409	$28,350

(1)	Shares have been adjusted for 3-for-2 stock split, effective March 10, 2005.

(2)	On December 31, 2004, the average closing price of Intermountain’s common stock was $18.33, as adjusted for the 3-for-2 stock split, effective March 10, 2005. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.
Executive Severance and Compensation Agreements
      Below are summaries of certain agreements between Intermountain and/or Panhandle State Bank and the executive officers listed in the compensation table. These summaries are qualified in their entirety by the individual agreements.
Curt Hecker Compensation Agreements
      Employment Agreement. Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer of Panhandle State Bank under the terms of a December  17, 2003 employment agreement, as amended effective March 24, 2004 and March 4, 2005. The initial term of the employment agreement expired on December 31, 2004, but the agreement renewed automatically for a new three-year term on January 1, 2005. The $180,000 initial annual salary stated in the agreement may be increased based upon Mr. Hecker’s annual performance review conducted by the Compensation Committee. Mr. Hecker’s current annual salary in 2005 is $200,000. The agreement affirms Mr. Hecker’s right to four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers. See “Executive Bonus Programs” and “Employee and Director Stock Option Plans” below.
      If Mr. Hecker’s employment terminates voluntarily or involuntarily without cause, he will be entitled to severance in an amount equal to twice his annual salary, payable in a single lump sum on the date of employment termination. But if Mr. Hecker’s employment terminates involuntarily and without cause within 24 months after a change in control, or if he voluntarily terminates employment for good reason within 24 months after a change in control, his severance would instead be calculated as twice the sum of his average annual salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average salary and short-term bonus) versus severance payable for employment termination in other contexts (twice annual salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or voluntarily for good reason within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the date of employment termination or the effective date of the change in control, whichever is later. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Hecker under the employment agreement only would be approximately $626,400 if a change in control occurs by the end of 2005 and if his employment terminates immediately before or after the change in control.
      For purposes of the employment agreement, the term good reason refers to adverse changes in Mr. Hecker’s employment circumstances, such as a reduction of his responsibilities or compensation after a change in control or a relocation of Intermountain or Panhandle State Bank’s offices by more than 60 miles. The term cause is defined as willful misfeasance, gross negligence or conviction of a crime in connection with Mr. Hecker’s duties, or conduct demonstrably and significantly harmful to the financial condition of Intermountain and/or Panhandle State Bank. The term change in control is defined to include a merger in which shareholders of Intermountain end up with less than 50% ownership of the company resulting from the merger, acquisition by a person or group of 25% or more of Intermountain’s stock, replacement of a majority of Intermountain’s directors over a period of two years, or sale by Intermountain of substantially all of its assets, including a sale of Panhandle State Bank alone.
      The employment agreement also provides for a tax gross-up benefit if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The additional tax gross-up benefit payable to Mr. Hecker would compensate him for federal excise taxes imposed as well as for federal and state income taxes imposed on the gross-up benefit itself, but the tax gross-up benefit would not be a deductible payment to Intermountain or Panhandle State Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Hecker after a change in control will constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him. However, the precise amount of the excise tax gross-up benefit depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive attains his normal retirement age.
      As amended in March of 2005, Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control. The amendment eliminates a “loser pays” provision that would have entitled Mr. Hecker to reimbursement of his legal expenses if and only if he prevailed in a dispute concerning the employment agreement, or full reimbursement to Intermountain of its legal expenses if it prevailed.
      Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or Panhandle State Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs, however.
      Tax Payment Bonus Plan. Effective December 1, 2000, Intermountain and Mr. Hecker entered into a Tax Payment Bonus Plan. Pursuant to this plan, Intermountain paid Mr. Hecker a bonus to reimburse him for taxes that he paid in 1999 as a result of exercising Company stock options. The total payment amount of

$123,000 was paid in five annual installments of 20% per year, with the final payment made on December  20, 2004.
      Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank and Mr. Hecker entered into a Salary Continuation Agreement and Split Dollar Agreement. The purpose of these agreements is to provide Mr. Hecker with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. The Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the life of Mr. Hecker and intends to use income from the BOLI policy to offset benefit expenses.
      So long as Mr. Hecker remains employed by Panhandle State Bank until January 1, 2012, the salary continuation agreement provides for an annual payment of $148,000 during each of the 10 years following Mr. Hecker’s retirement. If Mr. Hecker is terminated prior to the age of 60 (other than for death, disability, for cause or in connection with a change in control, as each term is defined in the salary continuation agreement), and provided he has remained employed by Panhandle State Bank until January 1, 2012, Mr. Hecker will receive an annual payment ranging from $85,000 to $148,000, depending on the date of his termination, during each of the 10 years following termination. If Mr. Hecker’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $8,000 to $148,000, depending on the date of disability, during each of the 10 years following termination. Finally, if Mr. Hecker’s employment is terminated in connection with a change of control of Panhandle State Bank (so long as he is not terminated for cause, as defined), Mr. Hecker will be entitled to a lump sum payment of $328,000 to $1,110,000, depending upon the date of the change in control. Furthermore, if Mr. Hecker is subject to any excise tax as a result of an acceleration of his benefits under this agreement in the event of a change in control of Panhandle State Bank, Mr. Hecker will receive a cash payment equal to the amount of the excise tax.
      Under the salary continuation agreement and the split dollar agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that Panhandle State Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s interest has been paid to his estate. The amount of the BOLI policy originally assigned to Mr. Hecker totaled $518,750.
Jerry Smith Compensation Agreements
      Employment Agreement. Mr. Smith serves as President of Panhandle State Bank and Intermountain Community Bank under an employment agreement whose terms are essentially identical to those of Mr. Hecker’s employment agreement. Also dated as of December 17, 2003 and amended effective March 24, 2004 and March 4, 2005, the initial term of Mr. Smith’s employment agreement likewise expired on December 31, 2004 but the agreement renewed automatically for a new three-year term on January 1, 2005. The $147,500 initial annual salary stated in the agreement may be increased based upon Mr. Smith’s annual performance review conducted by the Compensation Committee. His current annual salary in 2005 is $159,300. The agreement promises severance benefits and change-in-control severance benefits on the same terms and calculated in the same manner as Mr. Hecker’s, a potential excise tax gross-up right after a change in control, and reimbursement of up to $500,000 of legal fees if the employment agreement is challenged after a change in control. Mr. Smith’s employment agreement includes a prohibition against competition identical to the prohibition in Mr. Hecker’s agreement, but like Mr. Hecker’s agreement the prohibition against competition would not apply after a change in control occurs. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Smith under the employment agreement only would be approximately $513,310 if a change in control occurs by the end of 2005 and if his employment terminates immediately before or after the change in control. Taking into account Mr. Smith’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Smith after a change in control will constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him.

      Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank and Mr. Smith entered into a Salary Continuation Agreement and Split Dollar Agreement. The purpose of these agreements is to provide Mr. Smith with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. The Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the life of Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses.
      So long as Mr. Smith remains employed by Panhandle State Bank until January 1, 2012, the salary continuation agreement provides for an annual payment of $111,000 during each of the 10 years following Mr. Smith’s retirement. If Mr. Smith is terminated prior to the age of 60 (other than for death, disability, for cause or in connection with a change in control, as each term is defined in the salary continuation agreement), and provided he has remained employed by Panhandle State Bank until January 1, 2012, Mr. Smith will receive an annual payment ranging from $81,000 to $111,000, depending on the date of his termination, during each of the 10 years following termination. If Mr. Smith’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $7,000 to $111,000, depending on the date of disability, during each of the 10 years following termination. Finally, if Mr. Smith’s employment is terminated in connection with a change of control of Panhandle State Bank (so long as he is not terminated for cause, as defined), Mr. Smith will be entitled to a lump sum payment of $323,000 to $834,000, depending upon the date of the change in control. Furthermore, if Mr. Smith is subject to any excise tax as a result of an acceleration of his benefits under this agreement in the event of a change in control of Panhandle State Bank, Mr. Smith will receive a cash payment equal to the amount of the excise tax.
      Under the salary continuation agreement and the split dollar agreement, Mr. Smith’s estate will receive a one-time payment of $834,000 if Mr. Smith dies before the age of 60, provided that Panhandle State Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr. Smith’s interest has been paid to his estate. The amount of the BOLI policy originally assigned to Mr. Smith totaled $518,750.
Douglas Wright Executive Severance Agreement
      Under the terms of Mr. Wright’s December 17, 2003 Executive Severance Agreement, as amended effective March 4, 2005, Mr. Wright is entitled to severance if his employment terminates involuntarily but without cause within 24 months after a change in control or if he voluntarily terminates employment for good reason within 24 months after a change in control. The severance payment would be an amount equal to twice the sum of his average annual salary and short-term bonus over the two preceding years. Payable on the date of employment termination or the effective date of the change in control, whichever is later, the severance benefit would also be payable to Mr. Wright if his employment terminates involuntarily but without cause within 12 months before an agreement for a change in control is entered into. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Wright under his severance agreement only would be approximately $487,250 if a change in control occurs by the end of 2005 and if his employment terminates immediately before or after the change in control. The terms good reason, cause and change in control have the same meaning in Mr. Wright’s severance agreement that they have in Messrs. Hecker’s and Smith’s employment agreements.
      Under Mr. Wright’s Executive Severance Agreement, his severance benefit will be reduced as necessary to avoid application of sections 280G and 4999 of the Internal Revenue Code. As discussed in the summary of Mr. Hecker’s employment agreement, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control, and section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. The March 4, 2005, amendment to Mr. Wright’s Executive Severance Agreement eliminates a “loser pays” provision that would have entitled Mr. Wright to reimbursement of all legal expenses if he prevailed in a dispute concerning the severance agreement, or full reimbursement of Panhandle State Bank’s or Intermountain’s legal expenses if it prevailed. Instead, as amended the severance agreement provides that Mr. Wright is entitled to reimbursement of up to $300,000 of legal fees if his severance agreement is challenged after a change in control.

John Nagel Executive Severance Agreement
      Also dated December 17, 2003 and amended effective March 24, 2004 and March 4, 2005, Mr. Nagel’s Executive Severance Agreement is essentially identical to that of Mr. Wright. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Nagel under his severance agreement only would be approximately $333,112 if a change in control occurs by the end of 2005 and if his employment terminates immediately before or after the change in control. Like Mr. Wright’s Executive Severance Agreement, Mr. Nagel’s agreement was amended effective March 4, 2005, to eliminate the “loser pays” legal fee reimbursement provision, and to provide that Mr. Nagel is entitled to reimbursement of up to $250,000 of legal fees if his severance agreement is challenged after a change in control.
David Smith Retirement Agreement
      Effective March 31, 2004, Panhandle State Bank entered into an Executive Retirement Payment Agreement with David Smith. This agreement was ratified by Intermountain, and replaces an executive severance agreement, dated September  15, 1999. This agreement sets the date of Mr. Smith’s retirement at the later of May 1, 2005, or the date Mr. Smith ceases employment with Panhandle State Bank or its affiliates, and provides that Mr. Smith will be entitled to receive a retirement payment of $200,000, paid out in twenty-four equal monthly installments, without interest, to begin at the discretion of Panhandle’s Chief Executive Officer, but in any event no later than May 1, 2006. Mr. Smith will also be entitled to up to $8,000 for reimbursement of medical and dental benefits. If terminated for cause, Mr. Smith will not receive any part of the retirement payment. If Mr. Smith becomes disabled or dies before retirement, Panhandle State Bank will pay the full retirement amount to his estate within 60 days after such event. This agreement, and the rights and obligations under it, may not be assigned by Mr. Smith, but may be assigned by Panhandle State Bank to any other entity with or into which Panhandle State Bank may transfer all or substantially all of its assets to or merge.

Executive Bonus Programs
      General. Intermountain and Panhandle State Bank have implemented three executive bonus programs, the material terms of which are summarized below. The objectives of two of the bonus programs (the Long-Term Incentive Plan and the Short-Term Executive Incentive Plan) are to provide the executive officers of Intermountain and Panhandle State Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals.
      The Board of Directors endeavors to attract and retain above average executive management. The board expects Intermountain to perform at higher levels of asset growth, profitability and quality than its peer group, and therefore establishes base and incentive compensation at levels higher than the average of its peer group.
      Executive compensation, including incentive and bonus compensation, is overseen by the compensation committee of Intermountain’s board of directors. Annually, the compensation committee reviews at least two executive compensation survey studies and evaluates executive performance objectively through data generated by Intermountain regarding financial and management performance measured against short and long term goals established by the board of directors at its annual strategic planning meeting. Survey data is utilized to assess peer group banks’ base compensation and incentive compensation. Base compensation is reviewed and approved by the compensation committee and presented to the board for approval.
      The Short-Term Executive Incentive Plan, as described below (see “Short Term Executive Incentive Plan”) is designed to be a management tool that provides incentive to achieve annual (as opposed to long-term) Company performance goals. Although this plan is similar to the Long-Term Incentive Plan in that it is based on Intermountain Community Bancorp performance (in this case annual net income after tax and annual asset growth), it is somewhat more tailored to individual performance goals and objectives, and is tied to current year performance. As described below, performance criteria are set forth in a matrix that is specific to each participant, depending on his or her particular responsibilities. Incentive awards (if any) are based on whether the specific performance criteria are met or exceeded for the relevant year. Performance objectives are developed by Panhandle State Bank’s management and approved by the compensation committee.

      Intermountain believes that it is also in the Company’s best interests to reward its executive officers for company performance over a relatively extended period, in order to avoid undue emphasis on short-term performance and encourage decision-making that will benefit Intermountain in the longer term. The performance objectives of the Long-Term Incentive Plan, as a result, are based on a three-year running average of Intermountain’s return on equity and net asset growth, both of which are commonly used benchmarks for evaluating the performance of a financial institution. Incentives under the Long-Term Incentive Plan are paid in the form of stock grants. The Long-Term Incentive Plan also serves as a retention device, as an executive officer must continue employment, as described below, to a specified date in order to receive any bonus payment.
      The third bonus program described below, the Stock Purchase Bonus Program, is not based on the achievement of specific performance objectives, but rather professional performance generally. The Boards of Directors of Intermountain and/or Panhandle State Bank, as appropriate, approve awards under this program on a case-by-case basis. As described below, the Stock Purchase Bonus Plan has the additional purpose of encouraging the officers of Intermountain and/or Panhandle State Bank to own Intermountain stock.
      In addition to the three bonus programs described below, executive officers are eligible to participate in Intermountain’s stock option plan (see “Employee Stock Option Plan” below). Executive stock options are reviewed by the compensation committee annually and recommendations made to the board annually. Options are granted as long term incentives and vest over five years.
      Long-Term Incentive Plan. The Bank has maintained a 2003-2005 Long-Term Incentive Plan for executive officers. The plan was amended effective March 4, 2005, so that, among other things, Intermountain assumed responsibility for maintaining the plan. Administration of the plan has been delegated to Intermountain’s compensation committee.
      The purpose of the plan is to provide motivation and direction to key executives and assist Intermountain in achieving its long-term strategic goals. The key executives who are eligible to participate in the plan include all of the executive officers identified in the compensation table except David Smith, the former Senior Vice President and Senior Financial Officer. Any payments under the plan will be made in grants of Intermountain stock, and the payment amounts will be based on a three-year (from 2003 through 2005) running average of Intermountain’s average annual return on equity and average annual net asset growth. Grants of stock under the plan will be made pro-rata in 2006 and 2007. In order to be eligible to receive any stock grants under the plan, the key executives must be continuously employed by Panhandle State Bank from 2003 through 2005. In addition, they must remain employed until December 1, 2006, in order to receive the first half of the stock grant and until December 1, 2007, in order to receive the second half of the grant. In the event of an executive’s disability or death or a change in control (as defined) of Panhandle State Bank, the stock grant benefits will vest, on a pro rata basis, through the most recent quarter end. If employment is otherwise voluntarily or involuntarily terminated prior to an executive’s receipt of stock benefits, such executive’s rights to any awards under the plan will automatically be forfeited.
      Short-Term Executive Incentive Plan. The Bank operates an Executive Incentive Plan for executive officers. The purpose of the plan is to be a management tool to help improve performance by providing variable reward opportunities in return for the achievement of annual Company performance goals. The key executives who are eligible to participate in the plan include all of the executive officers identified in the compensation table, excluding David Smith, who participates in the Administrative Officers Plan. Under the plan, prior to the beginning of each year Intermountain Community Bancorp’s management selects appropriate performance criteria and develops annual performance goals for Intermountain Community Bancorp for approval by the Compensation Committee of the Board of Directors. Performance criteria are based on Intermountain Community Bancorp’s net income after tax and average asset growth. Performance goals (minimum threshold, targeted level, exceptional level, etc.) are applied to the performance criteria through a matrix for each participant. Earned incentive awards, if any, are calculated as a percentage of the participant’s base compensation. Any earned incentive awards are paid within 60 days of the end of the plan year. In order to be eligible to receive any incentive awards under the plan in a particular year, the executive must be employed by Panhandle State Bank on the last day of such year. In the event of an executive’s retirement, disability or death, the executive (or his estate) will receive earned incentive awards on a pro-rata basis for time actually worked, based on the appropriate performance results. In the event of a sale of more than 50% of the Company’s stock, participants will be paid in one lump sum on a pro-rata basis for performance level goals reached for the most recently ended quarter. If employment is voluntarily (except for retirement) or involuntarily terminated during a plan year, the executive’s rights to any incentive award for that plan year will be forfeited.
      Stock Purchase Bonus Program. Intermountain has adopted a stock purchase bonus program for executive officers and other officers of Intermountain and Panhandle State Bank. The program is implemented through the execution of individual stock purchase bonus agreements, entered into by Intermountain and the officer. The agreements, although substantially similar, have not historically been standardized. On March 24, 2004, the Boards of Directors of Intermountain and Panhandle State Bank approved a standard form of stock purchase bonus agreement to be entered into in the future with certain officers of Intermountain and/or Panhandle State Bank. The officers who are eligible to participate in the program include all of the executive officers identified in the compensation table and other selected officers. The purpose of the program is to encourage and incent officers of Intermountain and/or Panhandle State Bank to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market Intermountain stock with an aggregate purchase price of up to a specific dollar amount (the “Award”). If the officer makes such a purchase, Panhandle State Bank will pay the officer a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the amount of the Award. This bonus will be paid to the officer in either three or five equal annual installments. In order to have the right to receive any payment installment, officer must be a full-time employee on the date such installment is due and payable; provided, however, that in the event of officer’s disability, death, termination without cause or a change in control (as defined), officer will continue to be eligible to receive future payment installments.
      In November 2001, Intermountain entered into a stock purchase bonus agreement on substantially the terms described above with Jerry Smith, regarding a stock purchase bonus in the amount of $125,000. In January 2003, Intermountain also entered into a stock purchase bonus agreement on substantially the terms described above with Douglas Wright, regarding a stock purchase bonus in the amount of $60,000, and in February 2003 Intermountain entered into a stock purchase bonus agreement, on substantially the terms described above with John Nagel, regarding a stock purchase bonus in the amount of $50,000.

Employee Benefit Plans
      401(k) Savings Plan. Intermountain and Panhandle State Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age and have six months of service with Intermountain or Panhandle State Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 20% upon completion of two years of employment, and vest 20% annually thereafter, and are fully vested in the sixth year.
      A committee of Panhandle State Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.

Employee and Director Stock Option Plans
      Director Stock Option Plan. On August 18, 1999, Intermountain shareholders approved a Director Stock Option Plan (the “Director Plan”). The Director Plan authorizes Intermountain’s Board of Directors (or a committee of the Board) to administer the plan and to grant, from time to time, only nonqualified stock options to directors of Intermountain. The Director Plan provides that the exercise price of options granted under the plan must be the greater of the net book value or fair market value at the time of grant. All options granted under the Director Plan will expire not more than ten years from the date of grant. Up to 50,000 shares of Intermountain’s common stock were initially authorized under the Director Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of Intermountain. Pursuant to such subsequent adjustments, up to 219,615 shares may be issued under the Director Plan. As of December 31, 2004, and as adjusted for the 3-for-2 stock split effective March 10, 2005, options to acquire 168,357 shares have been granted, and 51,258 remain available for grant under the Director Plan.
      Employee Stock Plan. On August 18, 1999, Intermountain shareholders approved a new Employee Stock Option Plan (the “1999 Employee Plan”). The Employee Plan provides for incentive and non-qualified stock options to be granted to key officers and employees of Intermountain. All options granted under the 1999 Employee Plan will expire not more than ten years from the date of grant, and must have an exercise price of not less than the net book value of Intermountain stock at the time of grant. Up to 100,000 shares of Intermountain’s common stock were initially authorized to be optioned and issued under the 1999 Employee Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in Intermountain’s capitalization. On April 21, 2001, Intermountain’s shareholders approved an amendment to the 1999 Employee Plan, increasing the number of shares authorized to be optioned and issued. At a special meeting on December 17, 2003, Intermountain’s shareholders approved an amendment to the 1999 Employee Plan to increase the number of shares of Intermountain stock available under the plan to an aggregate of 291,100 shares, and to provide for the granting of restricted stock awards. As of December 31, 2004, and as adjusted for the 3-for-2 stock split effective March 10, 2005, 873,300 shares were reserved for issuance under the 1999 Employee Plan, options to acquire 692,156 shares have been granted and 181,144 remain available for grant.
      1988 Employee Stock Plan. The Board of Directors and Shareholders of Panhandle State Bank adopted a stock option plan in April 1988 entitled the “Panhandle State Bank 1988 Nonqualified Stock Option Plan (the “1988 Employee Plan”). The 1988 Employee Plan initially authorized up to 21,000 shares of Bank common stock, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in Panhandle State Bank’s capitalization. In February 1996 the 1988 Employee Plan was amended by Panhandle State Bank’s Board of Directors and subsequently approved by Panhandle State Bank’s shareholders, to qualify as an Incentive Stock Option Plan under applicable provisions of the Internal Revenue Code. The plan was adopted by Intermountain upon its formation in October 1997, and the plan expired April 16, 1998. As adjusted for the 3-for-2 stock split effective March 10, 2005, options for a total of 262,149 shares were granted under the 1988 Employee Plan and 66,862 remained outstanding as of December 31, 2004.
Report of Audit Committee
      The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
      The Audit Committee consists of four outside directors, each of whom is determined to be independent for audit committee purposes as defined by the NASDAQ Listing Standards. The Board of Directors has affirmed that each member of the Audit Committee has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. The Committee operates under a written charter adopted by the Board of Directors which is attached as appendix A. Committee members include independent directors Michael J. Romine (Chair), Charles L. Bauer, Maggie Y. Lyons, CPA, and Douglas P. Ward. Director Romine has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K.
      The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, review and appraise the audit effort of the Company’s independent accountants and internal auditing department, maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.
      The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002, thus payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that the Company must provide to it, and has determined that such amounts are sufficient to carry out its duties.
      With respect to the year ended December 31, 2004, in addition to its other work, the Committee:

•	Reviewed and discussed with management the audited consolidated financial statements of Intermountain Community Bancorp as of December 31, 2004 and the year then ended;

•	Discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

•	Received from BDO Seidman, LLP, written affirmation of their independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.
      The Committee recommended, based on the review and discussion summarized above, that the Board of Director’s include the audited consolidated financial statements in Intermountain Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.
Audit Committee Members
Michael J. Romine (Chairperson) • C.L. Bauer • Maggie Y. Lyons • Douglas P. Ward
Report of Compensation Committee
      The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
      The following is a report of the Compensation Committee of the Board of Directors, which is responsible for establishing, maintaining and administering the Company’s compensation programs and employee benefit plans, including reviewing and approving the Chief Executive Officers’ and other executive officers compensation. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements as defined under the Nasdaq listing standards. For calendar year 2004 the Committee consisted of Committee Chair Ted Diehl, Ford Elsaesser, Mike Romine, Chuck Bauer and Maggie Lyons. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors, and the charter is available for review on the Company’s website by clicking on the Documents link within the Investor Relations section.
      The philosophy underlying the establishment and administration of the Company’s executive salaries and the annual and long term incentive plans is to attract, motivate and retain highly qualified executive officers in order to enhance long-term shareholder value.

      The Compensation Committee structures base salaries for executive officers to be competitive with industry peer group compensation. Additional incentive based compensation is provided to recognize and reward both individual and Company performance relative to Company objectives. Company objectives are a combination of financial and strategic goals that the Board of Directors believes will enhance long-term shareholder value. Specific measurements include loan and deposit growth, asset quality, return on assets, return on equity and efficiency ratings.
      For 2004, incentive based compensation programs include an annual bonus plan, stock option grants, long-term incentive plan, and a 401(k) plan. The financial award for the annual bonus plan is accrued based upon the Company’s performance as it relates to the financial plan. Distribution pursuant to the annual plan is based upon company performance and the executive officers base salary. The long-term incentive plan is a stock based plan which is dependent upon the Company meeting specific financial goals as well as completing specific projects established by the Board of Directors in their long-term strategic plan. The Board believes the award of stock in the long-term plan as well as the annual stock option grants aligns the executive team with the interests of the shareholders.
      The Committee and the Board of Directors have also put in place a Supplemental Executive Retirement Plan (SERP) which currently benefits Curt Hecker, President and Chief Executive Officer; and Jerry Smith, President of Branch Administration. This plan is a non-qualified plan designed to provide retirement benefits dependent upon base salary at the time of retirement and the years of service at the time the executive retires. This Plan was implemented as a retention tool for identified key executives.
      The Company’s 401(k) profit sharing plan covers substantially all employees. Under the Plan, qualified participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit governed by law. The Company matches 50% of the first 8% of the allowable employee contributions. For 2004, 86% of the eligible employees participated in the Company’s Plan. The 401(k) is administered by an independent plan administrator.
      The Committee sets the base salary for the Chief Executive Officer and reviews and approves the base salaries for all other executive positions within the Company. For 2004 Mr. Hecker’s compensation was set at $180,000, which was slightly below the peer group for base compensation. The Committee’s philosophy for 2004 was to reward the CEO for his performance with the annual and long-term incentive plan, but to keep the CEO base salary reasonably competitive with peer group financial institutions. The Committee also compared, reviewed and approved the CEO’s recommendations for base salary for other executive officers within the organization. Sources of information for peer group comparisons included the Moss-Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey.
      The overall philosophy for the Committee is to be generally competitive with base salaries, but to provide generous incentive compensation for exceptional performance relative to established financial goals. The Committee and the Board of Directors believe that aligning incentive compensation awards with exceptional performance relative to specific financial goals will ultimately enhance long-term shareholder value.
Compensation Committee Members
James T. Diehl (Chairperson) • Charles L. Bauer
Ford Elsaesser • Maggie Y. Lyons • Michael J. Romine

STOCK PERFORMANCE GRAPH
      The following graphs compare the yearly cumulative total return of the Company’s common stock over both a five-year and ten-year measurement period with the yearly cumulative total return on the stocks included in the (i) Russell 2000 Index, and (ii) the SNL Securities $500 Million to $1 Billion Bank Asset Size Index (“SNL Index”). All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

Intermountain Community Bancorp	$100	$84	$89	$118	$234	$325

SNL Index	$100	$94	$127	$160	$229	$260

Russell 2000	$100	$96	$97	$76	$110	$129

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following tables set forth information as of March 1, 2005, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) the executive officers of Intermountain named in the summary compensation table, above, and (iv) all directors and executive officers of Intermountain as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The shares have been adjusted for the 3-for-2 stock split effective March 10, 2005.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of	Percentage of
	Common Stock	Outstanding
Name and Address of Beneficial Owner	Owned	Common Stock

Joyce R. Fenton	529,872 (1)	9.31%
P. O. Box 505
Dover, ID 83825-0505
Wray D. Farmin	385,473 (2)	6.77%
11815 Waikiki Rd
Spokane, WA 99218

(1)	The shares beneficially held by Ms. Fenton include: 238,218 shares owned by Barrett, Ltd,. of which Ms. Fenton is the general partner and has sole voting and dispositive power; 283,800 shares owned by James Fenton Co., Inc., of which Ms. Fenton is the sole owner; and 7,854 shares held by the Fenton Living Trust, of which Ms. Fenton has sole voting and dispositive power.

(2)	The shares beneficially held by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.
Directors and Named Executive Officers

			Percentage of
	Number of Shares of		Outstanding
Name and Position	Common Stock Owned(1)		Common Stock

Directors
John B. Parker, Chairman	94,057	(2)	1.65%
James T. Diehl, Vice Chairman	238,791	(3)	4.20%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	225,600	(4)	3.96%
C. L. Bauer, Director	180,708	(5)	3.18%
Ford Elsaesser, Director	104,802	(6)	1.84%
Ronald Jones, Director	13,948	(10)	0.25%
Maggie Y. Lyons, Director	18,015	(9)	0.32%
Terry L. Merwin, Director	109,747		1.93%
Jim Patrick, Director	28,347	(13)	0.50%
Dennis Pence, Director	19,080		0.34%
Michael J. Romine, Director	427,656	(11)	7.51%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	92,363	(7)	1.62%
Douglas P. Ward, Director	20,553	(12)	0.36%
Barbara Strickfaden, Director	2,550	(8)	0.04%

(1)	Includes shares subject to options that could be exercised within 60 days as follows: 15,525 shares for each of Messrs. Diehl, Elsaesser, Romine and Ward; 150 shares for each of Messrs. Bauer and Merwin; 9,900 shares for Mr. Parker; 111,996 shares for Mr. Hecker; 48,133 shares for Mr. Smith; 1,050 shares for Mrs. Strickfaden; 2,691 shares for Ms. Lyons; and 6,420 shares for Mr. Pence.

(2)	Includes 78,532 shares held jointly with spouse.

(3)	Includes 8,013 shares held jointly with spouse; 5,925 shares held in a trust for Erick Joseph Diehl of which Mr. Diehl is a co-conservator; 5,925 shares held in a trust for Jess Isaac Diehl of which Mr. Diehl is a co-conservator; and 193,080 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(4)	Includes 75,918 shares held jointly with spouse, and 9,402 shares held in an IRA account for the benefit of Mr. Hecker.

(5)	Includes 55,044 shares held jointly with spouse; 5,190 shares held by Mr. Bauer’s spouse; 51,921 shares held in IRA accounts for the benefit of Mr. Bauer; and 47,259 shares held in IRA accounts for the benefit of Mr. Bauer’s spouse.

(6)	Includes 1,815 shares held jointly with spouse; 1,536 shares held by Mr. Elsaesser’s minor children and daughter; 80,148 shares held in a pension fund trust for the benefit of Mr. Elsaesser; 4,710 held in a pension fund trust for Joseph Jarzabek of which Mr. Elsaesser is a trustee; and 1,068 shares held in a savings plan trust for Donna La Rue of which Mr. Elsaesser is a trustee.

(7)	Includes 7,656 shares held jointly with spouse, 11,439 shares held in an IRA account for the benefit of Mr. Smith, and 204 shares held by Mr. Smith’s children.

(8)	Includes 1,500 shares held jointly with spouse in nominee name.

(9)	Includes 1,023 shares held jointly with spouse, and 6,678 shares held in nominee name.

(10)	Includes 2,790 shares held jointly with spouse, 2,580 shares held in an IRA account for the benefit of Mr. Jones’ spouse, and 5,091 shares held in an IRA account for the benefit of Mr. Jones.

(11)	Includes 3,339 shares held by significant other in nominee name.

(12)	Includes 5,028 shares held jointly with spouse.

(13)	Includes 22,507 shares held jointly with spouse, 1,903 shares held in an IRA for the benefit of Mr. Patrick, and 3,937 shares held in a SEP IRA for the benefit of Mr. Patrick.
Executive Officers

	Number of Shares	Percentage of
	of Common Stock	Outstanding
Name and Position	Owned(1)	Common Stock

John Nagel, SVP & Chief Credit Officer	20,476	0.36%
Douglas Wright, EVP & Chief Financial Officer	22,632 (2)	0.40%
David Smith	148,310 (3)	2.61%
Officers & Directors as a Group (17 Individuals)	1,767,635	31.07%

(1)	Includes shares subject to options exercisable within 60 days as follows: Messrs. Nagel 10,666 shares; Wright 13,956 shares; D. Smith 30,805 shares; and 298,017 shares held by officers and directors as a group.

(2)	Includes 8,676 shares held jointly with spouse.

(3)	Includes 6,957 shares held jointly with spouse, 3,981 shares held jointly with son, 16,656 shares held in an IRA account for the benefit of Mr. Smith’s spouse, and 27,021 shares held in an IRA account for the benefit of Mr. Smith.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Intermountain and Panhandle State Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
      Ron Jones and Jim Patrick, the two directors of Intermountain who joined the boards of Intermountain and Panhandle State Bank in connection with the Snake River Bancorp, Inc., acquisition, are both members of Perrine Partnership, LLC. Perrine Partnership, LLC, of which ten of the twelve former directors of Snake River are members, owns the main office building of Magic Valley Bank (now a division of Panhandle State Bank) located at 113 Main Avenue West, Twin Falls, Idaho. Pursuant to the terms of several lease agreements, Magic Valley Bank leases an aggregate of 10,798 square feet within the building and currently pays monthly rent of $13,165.
      Other material terms of the Perrine Partnership, LLC leases are as follows:

•	The lease terms expire February 28, 2018;

•	Magic Valley Bank has an option, commencing at the expiration of the lease terms, to renew the leases for three consecutive five (5) year terms at current market rates;

•	Perrine Partnership, LLC pays all taxes, utilities and general maintenance, and Magic Valley Bank is responsible for its own casualty and liability insurance to insure the premises; and

•	The premises may not be sublet without the prior written consent of Perrine Partnership, LLC.
      In connection with the Snake River Bancorp acquisition, the Perrine Partnership, LLC lease was amended to grant Intermountain a two-year option to acquire the property for $2.5 million.
Proposal No. 2 — Amend Articles of Incorporation to Increase Number of
Authorized Shares of Common Stock
      The Board of Directors recommends that the Company’s Articles of Incorporation be amended to (i) increase the number of shares of common stock that the Company is authorized to issue from 7,084,000 to 24.0 million shares.
      Article IV of the Company’s Articles of Incorporation currently provides that the Company is authorized to issue 7,084,000 shares of common stock. The Company is not authorized to issue preferred stock. On the record date, 5,744,631 shares of common stock were issued and outstanding. On the record date, option grants totaling 735,122 shares had been granted but not exercised, and an additional 232,389 shares were available for issuance.
      As a result of the Company’s recent acquisition of Snake River Bancorp, Inc., as well as stock issuances under the Company’s Employee and Director Stock Option Plans, the number of authorized shares available for issuance has been substantially reduced.
      The Board believes it to be in the best interests of the Company that approximately 17.0 million additional shares of common stock be authorized to enable the Company to satisfy ongoing corporate requirements and to take advantage of opportunities that may be presented in the future. While the Board is not aware of any specific current or pending opportunities, the additional common stock may, in particular, be issued in connection with future stock issuances and the Company’s potential acquisition of businesses, assets, securities or other property. In order to support the Company’s current and anticipated growth, it may be necessary or desirable for the Company to conduct an offering of common stock in the relatively near future. The authorization of additional common stock will allow the Company to respond promptly and effectively to such opportunities as they arise. Furthermore, such stock could be issued for cash to provide capital for the continued growth of the Company. If authorization of such additional shares of common stock were deferred until a specific need arose, the time and expense required to obtain necessary shareholder approval could prevent the Company from taking advantage of favorable business or financing opportunities. Finally, sufficient common stock must remain available for issuance under the Company’s stock option plans.
      If the proposed amendment is adopted, the Board will be empowered, under Idaho corporate law, to issue the additional authorized shares of common stock for the purposes described above, or any other business purposes the board may deem appropriate, without further shareholder approval, so long as the shares are issued for cash or cash equivalents. If the shares are issued for consideration other than cash or cash equivalents and the voting power of the shares to be issued will comprise more than twenty percent (20%) of the voting power of the Company shares that were outstanding immediately prior to the issuance, then the issuance would require approval at a shareholder meeting by at least a majority of the votes entitled to be cast on the matter.
      The issuance of additional common stock could result in dilution of the percentage of equity ownership of the Company’s existing shareholders and, in certain circumstances, may also result in a dilution of earnings per share of existing common stock.
      Moreover, the authorization of additional common stock might be viewed as having the effect of discouraging takeover attempts. Blocks of common stock could potentially be issued to parties supportive of management and the Board and opposed to any attempt to change control of the Company. This might discourage or make more difficult attempts to gain control of the Company through transactions such as tender offers or proxy contests, even if some shareholders viewed such transactions as potentially favorable. The Board is not aware of any proposed or pending attempts to change control of the Company and intends that the additional common stock will be used for business purposes such as stock splits, stock dividends, acquisitions, and financing rather than to resist takeover attempts. The Company’s Articles of Incorporation already include other provisions that are intended to discourage uninvited takeover attempts that may be disruptive to the Company’s business or unfair to shareholders. These provisions (1) impose limitations on changes in the composition of the Company’s Board by providing for a staggered board of directors; and (2) require that certain transactions be approved by a vote of at least two-thirds of the shares then outstanding and entitled to vote. Neither of these provisions may be amended or repealed without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast. Please see “Proposal No. 3,” below, regarding a proposed amendment to the supermajority voting requirement for approval of certain types of transactions.
Vote Required and Board Recommendation
      The affirmative vote of a majority of all votes entitled to be cast at the Annual Meeting is required to approve the proposed amendment to the Articles to increase the Company’s number of authorized shares of common stock.
      The Board of Directors believes that increasing the number of authorized shares is in the best interests of the Company and its shareholders, and consequently, unanimously recommends a vote “FOR” approval of this amendment to the Articles.
      Proposal No. 3 — Amend Articles of Incorporation to Change Supermajority Voting Provisions for
Approval of Mergers and Acquisitions
      Under Idaho law, any plan of merger or share exchange must be approved by the holders of a majority of the shares entitled to vote on the plan, unless the corporation otherwise requires a greater vote. If a corporation requires a greater vote, such provisions are generally referred to as “supermajority” voting requirements. Article XII, Section 1 of the Company’s Articles of Incorporation does set forth such a supermajority voting requirement, and currently states as follows:
      “In order for a Plan of Merger or Share Exchange to be approved by the shareholders of the Corporation, two-thirds (2/3) of the shares entitled to vote must vote in favor of the plan.”
      Under this provision of the Articles, any plan of merger or share exchange requiring shareholder approval, regardless of whether Intermountain is the surviving entity, must be approved by two-thirds of the Company’s shares entitled to vote. Provisions such as this one, which are intended to discourage uninvited takeover attempts, generally only require supermajority approval of the target company’s shareholders – i.e., the company that is not the survivor of the change in control transaction. Management of Intermountain believes that by requiring supermajority approval for approval of any plan of merger or share exchange, the current merger vote requirement in the Company’s Articles may have the unintended consequence of making it more difficult for Intermountain to engage in transactions in which the Company is the survivor of the merger, not the target. For example, the Company may not be able to take advantage of acquisition opportunities as quickly or efficiently because of the additional proxy solicitations and costs associated with the current supermajority voting requirement.
      The Board believes that it is in the best interests of the Company to amend Article XII, Section 1, so that the supermajority voting requirement will only apply if Intermountain is not the survivor of a change in control transaction. In any merger or share exchange in which Intermountain is the survivor, but a shareholder vote is nonetheless required (i.e. if the Board approves a merger or acquisition in which Intermountain would be issuing more than twenty percent (20%) of the voting power of the Company shares), the transaction would still need to be approved by the “statutory default” of a majority of the votes entitled to be cast. Management believes that such an amendment to the supermajority vote requirement would serve the dual goals of (i) discouraging a change of control in the management of Intermountain that is not in the best interests of shareholders; and (ii) providing appropriate flexibility to management to more efficiently take advantage of potential acquisition opportunities, if and when they are presented.

      Therefore, the Board recommends that Article XII, Section 1 of the Company’s Articles of Incorporation be amended to read as follows:
      “In order for a Plan of Merger or Share Exchange that would result in a Change in Control (as defined below) of the Corporation to be approved, the holders of two-thirds (2/3) of the Corporation’s shares entitled to vote must vote in favor of the plan.
      “Change in Control” means any transaction in which the Corporation merges into or consolidates with another entity, or merges another entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation.”
Vote Required and Board Recommendation
      The affirmative vote of two-thirds (2/3) of all votes entitled to be cast at the Annual Meeting is required to approve the proposed amendment to the Articles to amend the supermajority voting requirement.
      The Board of Directors believes that amending the supermajority voting requirement is in the best interests of the Company and its shareholders, and consequently, unanimously recommends a vote “FOR” approval of this amendment to the Articles.
Proposal No. 4 — Amend Articles of Incorporation to Make Certain Technical Changes
      The Board believes that, concurrently with amending the substantive provisions of the Company’s Articles of Incorporation discussed above, certain technical clean-up changes should be made at this time. In particular, the Board proposes to delete certain provisions in the Company’s Articles that, while required at the time the Company was formed, are no longer necessary. The Board proposes to delete provisions in (i) Article II regarding the Company’s initial registered agent; and (ii) Article V regarding the incorporator of the Company. Neither of these proposed changes will have any impact on your rights as a shareholder of the Company.
Vote Required and Board Recommendation
      The Board of Directors has determined to require the affirmative vote of a majority of all votes entitled to be cast at the Annual Meeting to approve the proposed technical amendments to the Articles of Incorporation.
      The Board of Directors believes that these technical amendments provide additional clarity and simplification of the Articles, and consequently, unanimously recommends a vote “FOR” approval of these amendments to the Articles of Incorporation.
Effective Date and Amended and Restated Articles of Incorporation
      If the amendments discussed under Proposal Nos. 2, 3 and 4 are adopted, the Board has approved a subsequent restatement of the Articles of Incorporation, so that all amendments are consolidated in one document. The amendments and subsequent restatement will be effective upon filing the Amended and Restated Articles of Incorporation with the Idaho Secretary of State. A copy of the full text of the Amended and Restated Articles is attached to this Proxy Statement as Appendix B.
Proposal No. 5 — Amend Director Stock Option Plan to Permit Restricted Stock Grants
Background
      Over the years, the Company has adopted stock plans covering directors and certain employees of Intermountain and Panhandle State Bank, including the Director Stock Option Plan (the “Director Plan”). Historically, these stock plans have only permitted the Company to grant options to the plan participants. In December 2003, Intermountain shareholders approved amendments to the 1999 Employee Stock Plan that, among other things, authorized the Board of Directors to issue restricted stock awards, as well as options, to employees. At this time, the Board of Directors believes that it is in the best interest of the Company to make similar amendments to the Director Plan in order to provide uniformity and additional flexibility in using stock compensation. In light of recent proposed accounting changes that may require companies to expense options, the Board has determined that amending the Director Plan to permit a shift toward other forms of equity compensation is timely and appropriate.
General Information about the Director Plan
      The Director Plan was initially approved by shareholders on August 18, 1999. The Director Plan authorizes Intermountain’s Board of Directors (or a committee of the Board) to administer the plan and to grant, from time to time, only nonqualified stock options to directors of Intermountain. The Corporate Governance/ Nominating Committee of the Board (the “Committee”) currently administers the Director Plan. The Director Plan provides that the exercise price of options granted under the plan must be the greater of the net book value or fair market value at the time of grant. All options granted under the Director Plan will expire not more than ten years from the date of grant. Up to 50,000 shares of Intermountain’s common stock were initially authorized under the Director Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of Intermountain. Pursuant to such subsequent adjustments, up to 219,615 shares may be issued under the Director Plan. As of December 31, 2004, and as adjusted for the March 10, 2005, 3-for-2 stock split, options to acquire 168,357 shares have been granted, and 51,258 remain available for grant under the Director Plan. It is anticipated that, with the approval of the amendment, restricted stock awards will be granted in 2005 to the Board of Directors.
      The Board of Directors believes that the Director Plan has contributed to the Company’s ability to attract and retain valued directors, thereby improving the Company’s capacity to achieve the objectives of the Company’s shareholders.
Proposed Amendments to Director Plan
      Restricted Stock Awards. The Board of Directors is proposing that the Director Plan be amended to provide for the grant of restricted stock awards. Assuming that shareholders approve the proposed amendment, restricted stock awards (“Awards”) will be evidenced by written agreements that shall contain terms and conditions consistent with those of the amended Director Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee. The Company may hold certificates representing Awards in escrow until lifting of the restrictions on transfer of the shares. Shares of common stock that are part of an Award will vest (thereby resulting in the transfer restrictions upon the shares being lifted) upon satisfying such conditions as the Committee may determine, including, for example, completing a specified number of years of service on the Board. For example, the Committee may determine that such shares will vest over a period of four years from the date of grant (with 25% vesting on the first anniversary of the grant and 25% on each subsequent anniversary), provided the grantee continues to be a director of the Company on each such anniversary date. The four-year assumed vesting period in the preceding sentence is for illustration purposes only, the Committee has discretion to determine the vesting requirements and other restrictions applicable to Awards. The Committee may also determine, for example, that none of the shares subject to an Award will vest until the grantee has been a director of the Company for a certain period of time, at which point 100% of such shares will vest. Prior to satisfaction of the vesting requirements or other restrictions on an Award, a director holding an Award will be entitled to receive dividends from and to vote the shares of common stock subject to the Awards. Lifting of restrictions on the Awards will be accelerated in the event of a change in control (as defined) of the Company.
      Tax Consequences. Awards subject to restrictions will generally not be taxable when issued, and the Company will not be entitled to a deduction at the time of issuance. Any dividends paid to the holder of an Award prior to the lifting of restrictions are taxable compensation income to the holder of the Award. As the restrictions are lifted (i.e. as Award amounts become vested), the holder of the Award will be treated as receiving taxable compensation, at the time the restrictions or a portion thereof are lifted, in the amount of the excess of the then fair market value of the shares over the amount, if any, paid by the holder of the Award for the shares. In lieu of the foregoing, a holder of an Award can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the Award is granted, the excess of the fair market value of the stock subject to the Award at the time of grant over the amount (if any) paid for the stock. If the holder of the Award makes a Section 83(b) election, then the Company will be entitled to a deduction for the amount included in income by the holder of the Award
      Other Technical Amendments. The Board is also proposing to make such other technical amendments as deemed necessary, including changing the name of the Director Plan to the “Amended and Restated Director Stock Plan.” A copy of the proposed Amended and Restated Director Stock Plan is available upon request by contacting the Company’s Executive Assistant, Susan Pleasant, at the Bank’s main office (phone number (208) 263-0505).
Vote Required and Board Recommendation
      The proposal for the Company to amend the Director Plan requires the affirmative vote FOR of a majority of the shares present and entitled to vote on the amendment.
      The Board of Directors believes that amending the Director Plan is in the best interests of the Company and its shareholders, and consequently, unanimously recommends a vote “FOR” approval of the amendment.
Proposal No. 6 — Ratification of Appointment of Independent Registered Public Accounting Firm
      The Board of Directors has appointed BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2005, and any interim periods, subject to ratification by the Company’s shareholders at the Annual Meeting. BDO has advised Intermountain that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Board will review its future selection of independent registered public accountants.
Vote Required and Board Recommendation
      The proposal for the shareholders to ratify the selection of BDO as independent auditors requires the affirmative vote FOR of a majority of the shares present and entitled to vote on the amendment.
      The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2005.
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
      Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
      Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2004, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis, except that Terry Merwin inadvertently failed to file a report on Form 4 for a stock sale on December 9, 2004. The delinquent report was subsequently filed on December 29, 2004.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      BDO Seidman, independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2004.
Fees Paid to Independent Registered Public Accounting Firm
      During the fiscal years ended December 31, 2004 and December 31, 2003, fees paid to our independent registered public accounting firm, BDO Seidman, consisted of the following fees.
      The aggregate fees paid to BDO Seidman for the years ended December 31, 2004 and 2003, were $193,115 and $100,629, respectively, and were composed of the following:
      Audit Fees. The aggregate fees billed for the audit of Intermountain’s annual financial statements for the fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and the Form 10 registration statement were $163,070 and $60,114, respectively.
      Audit-Related Fees. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $10,000 and $9,700, respectively. These fees relate to the audit of the employee benefit plan.
      Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $13,920 and $18,015, respectively. These fees related to preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.
      All Other Fees. The aggregate fees billed for other services for the fiscal years ended December 31, 2004 and 2003 were $6,125 and $0, respectively. The fees paid in 2004 were for services performed in relation to the acquisition of Snake River Bancorp, Inc.
      In considering the nature of the services provided by BDO Seidman, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO Seidman and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
OTHER BUSINESS
      The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
      In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2005 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 14, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
      The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than December 1, 2005. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.
Copy of Bylaw Provisions
      You may contact the Company’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
      Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2004, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Executive Assistant, 231 North Third, Sandpoint, Idaho 83864.

Appendix A
AUDIT COMMITTEE CHARTER
INTERMOUNTAIN COMMUNITY BANCORP
Purpose
      The purpose of the Audit Committee (“Committee”) is to assist the Board in monitoring: (a) the integrity of the financial statements of the Company; (b) the compliance by the Company and its wholly-owned subsidiary Panhandle State Bank (“Bank”) with applicable legal and regulatory requirements; (c) the integrity and effectiveness of the internal controls implemented by the Company; and (d) the independence and performance of the Company’s internal and external auditors. The Audit Committee serves the Company and the Bank jointly.
Composition
      The Committee shall consist of not less than four members of the Board of Directors of IMCB. The members of the Committee shall be nominated by the chair of the Board and shall be ratified by the full Board. The chair of the Committee shall be designated by the chair of the Board and ratified by the full Board. Committee members shall serve for a term of at least three years. The Board by majority vote of the independent directors may at anytime and with complete discretion remove any member of the Committee and may fill any vacancy on the Committee.
      The Committee may establish one or more subcommittees to focus on specific aspects of the Committee’s responsibilities and may delegate any of its responsibilities to any such subcommittee.
      The members of the Audit Committee will use for guidance the independence and financial experience requirements of the Federal Deposit Insurance Corporation and the Nasdaq Stock Market, Inc or a national securities exchange, in either case as approved by the Securities and Exchange Commission (“SEC”), as such requirements maybe modified or supplemented from time to time. No member of the Audit Committee will receive compensation other than director’s fees and stock options from the Company, and such compensation will be directly related to members’ service on the board and committees. The SEC rules require disclosure of whether or not an audit committee has at least one “audit committee financial expert” within the meaning of rules promulgated under the Sarbanes-Oxley Act of 2002. The Board will use best efforts to ensure that the Committee includes at least one “audit committee financial expert,” as defined by the rules. The members of the Audit Committee will all be outside Board members.
      Members of the Committee shall obtain and maintain knowledge of the laws and regulations that govern audit standards and practices, including attending training seminars relating to audit committee issues.
      The Audit Committee will have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any advisors to the Audit Committee, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company’s responsibility to do so. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Meetings
      The Committee shall meet as often as is necessary or appropriate in its judgment, and should meet at least quarterly. The Committee shall report to the full Board of Directors following each Committee meeting. A quorum of the Committee consists of the attendance of a majority of its members, and an act of the majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. Members are encouraged to participate in the Committee meetings in person, or on an exceptional basis through a telephone conference that allows all persons participating in the meeting to hear and be part of the full discussion.
      The Committee chair shall ensure that the agenda for each meeting and all documents relevant to the issues to be considered at the meeting is circulated to Committee members as soon as reasonably practicable in advance of a meeting.
Responsibilities
      To fulfill the purposes of the Committee, the Committee has the following responsibilities:

1. Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Company’s independent auditors will report directly to the Audit Committee.

2. Pre-approve all auditing and permissible non-audit services to be provided to the Company or the Bank by the Company’s independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002.

3. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4. Review the annual audited financial statements with the Company’s management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

5. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

6. Review the attestation report certifying internal control effectiveness and the results of testing conducted as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Committee will review testing conducted by both internal employees and by the company’s external auditor.

7. Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q or, if contemplated, before the public release of quarterly results.

8. Meet periodically with management to review the Company’s and the Bank’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management, including new accounting and reporting rules.

10. Review and approve the fees to be paid to the independent auditor.

11. Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

12. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor. Require the independent auditor rotate the lead and concurring partners every five years.

13. Review the appointment and replacement of the senior internal auditing executive.

14. Review the internal audit plan annually and any changes to the plan.

15. Review the significant reports to management prepared by the internal auditing department and management’s responses.

16. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

17. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

18. Obtain information from management, the Company’s and the Bank’s senior internal auditing executive and the independent auditor that the Company’s subsidiary entities are in conformity with applicable legal requirements.

19. Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

20. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

21. Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission (as adopted through incorporation by reference by the FDIC) to be included in the Company’s annual proxy statement.

22. Advise the Board with respect to the Company’s and the Bank’s policies and procedures regarding compliance with applicable laws and regulations.

23. Review with the Company’s corporate securities counsel, legal matters that may have a material impact on the financial statements, the Company’s or the Bank’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

24. Meet at least quarterly with the senior internal auditing executive and the independent auditor in separate executive sessions.

25. Maintain procedures for the receipt, retention and treatment of complaints received by the Company or the Bank regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Company or the Bank regarding the same. Such procedures are set forth in Exhibit A.

26. Oversee the Company’s and Bank’s risk management process, as defined in the IMCB Risk Management Policy. This oversight includes monitoring the Company’s overall risk assessment, management and control processes, and discussing results with the Board on at least a quarterly basis.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Exhibit A
Complaint Procedures
      The Company or the Bank, as the case may be, shall forward to the Audit Committee of the Board of Directors (the “Committee”) any complaints that it receives regarding financial statement disclosures, accounting, internal controls, or auditing matters (“Financial Disclosure Matters”).
      Any Company or Bank employee may submit, on a confidential, anonymous basis (if the employee so desires), any concerns regarding Financial Disclosure Matters using one of the following options:

•	Online Option: Using the internet, the employee should go to Intermountain Community Bancorp’s website at www.intermountainbank.com and click on the Investor Relations section on the left side of the home page. This will open IMCB’s Investor Relations page. Once at this page, the employee should click on the Governance Documents section headline, and then the “Whistleblower Submission” link. This will open the Whistleblower submission form. The employee should then follow the directions on the form to complete and submit the form online.

•	Written Option: The employee may also express his concerns in writing and forward them in a sealed envelope to the Chair of the Audit Committee, in the care of the Corporate Secretary. The envelope should be labeled “To be opened by the Audit Committee only” or a similar legend. The Corporate Secretary shall promptly forward unopened any such envelopes to the Committee.
      If the employee wishes to discuss the matter with the Audit Committee, he should indicate this in the complaint and provide contact information.
      The Committee shall review and consider any complaint it has received at each meeting and take appropriate action in order to respond thereto.
      The Committee shall retain any such complaints for a period of no less than seven years.

Appendix B
PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION
INTERMOUNTAIN COMMUNITY BANCORP
      The following Amended and Restated Articles of Incorporation are executed by the undersigned, an Idaho corporation:
ARTICLE I
Name Of The Corporation
      The name of this Corporation is “Intermountain Community Bancorp.”
ARTICLE II
Authorized Shares
      The total number of shares that the Corporation shall have authority to issue is Twenty-Four Million (24,000,000) shares of no par value Common Stock.
ARTICLE III
Duration of Corporate Existence
      The corporate existence of this Corporation is perpetual.
ARTICLE IV
Corporate Purposes
      The Corporation may engage in any and all activities authorized for a bank holding company and its subsidiaries under The Bank Holding Company Act of 1956, as amended (12 USC 1841 et. seq.), and regulations promulgated thereunder by the Federal Reserve Board and other regulatory authorities which have jurisdiction over the activities of bank holding companies and their subsidiaries. Subject to any limitations imposed by the Bank Holding Company Act of 1956, as amended, the Corporation may also engage in any and all activities authorized for an Idaho corporation pursuant to The Act.
ARTICLE V
Board of Directors
      Section 1.     NUMBER, CLASSIFICATION, TERM AND ELECTION OF DIRECTORS: The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) members, the exact number to be fixed and determined from time-to-time by resolution of the Board of Directors. Except as otherwise provided herein, all directors shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.
      In the event that the number of directors is fixed at nine (9) or more, then the directors shall be classified with respect to the time for which they severally hold office, into three classes: Class I, Class II, and Class III, which shall be as nearly equal in number as possible and shall be adjusted from time to time in the discretion of the Chair of the Board of Directors of the Corporation or the Board of Directors in order to maintain such proportionality.
      In the event that the number of directors is fixed at nine (9) or more directors, then the directors shall be classified into classes by the Chair of the Board of Directors or the Board of Directors of the Corporation.

Each director in Class I shall hold office for a term expiring at the annual meeting of shareholders held one year after his or her classification; each director in Class II shall hold office for a term expiring at the annual meeting of the shareholders held two years after his or her classification, and each director in Class III shall hold office for a term expiring at the annual meeting of shareholders held three years after his or her classification. Notwithstanding the foregoing provision of this Article V, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, or removal. At each annual meeting of shareholders beginning with the annual meeting following the classification of the Board of Directors, the successors to the class of directors whose terms shall expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified or until their earlier death, resignation, or removal. No decrease in the number of directors by amendment to these Articles shall have the effect of shortening the term of any incumbent director.
      Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes when voting for the election of directors.
      Section 2.     CERTAIN BOARD ACTIONS: When evaluating any offer of another party for a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation, or to purchase or otherwise acquire all of substantially all of the properties and assets of the Corporation, the directors of the Corporation may, in determining what they believe to be in the best interests of the Corporation and its shareholders, give due consideration to the social, Legal, and economic effects on employees, customers, and suppliers of the Corporation and its subsidiaries, and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests maybe best served by the continued independence of the Corporation and other relevant facts.
      Section 3.     REMOVAL FOR CAUSE: The shareholders of the Corporation may remove one or more directors in the midst of the director’s term only for “cause.” A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. For the purposes of this Article V, “cause” shall be defined as:

(1) receipt of a financial benefit to which he or she is not entitled;

(2) an intentional infliction of harm to the Corporation or its shareholders;

(3) a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4) an intentional violation of criminal law.
      Section 4.     VACANCIES: Subject to applicable statutes and regulations regarding director approval by regulatory authorities having jurisdiction over the activities of the Corporation and its subsidiaries, any vacancy occurring in the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. A director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose position shall be vacant and until his or her successor shall be elected and qualified.
      Section 5.     ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article V may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.

ARTICLE VI
Exemption From Personal Liability
      Section 1.     ELIMINATION OF LIABILITY: No director of the Corporation shall be personally liable to the Corporation or its shareholders, for monetary damages for conduct as a director, provided, however, that this Article VI shall not eliminate or limit the liability of a director for:

(1) the amount of a financial benefit received by a director to which he or she is not entitled;

(2) an intentional infliction of harm on the Corporation or the shareholders;

(3) a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4) an intentional violation of criminal law.
      Section 2.     SUBSEQUENT STATUTORY AMENDMENTS: If Idaho law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Idaho law as so amended.
      Section 3.     ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VI may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter. Further, no amendment to or repeal of this Article VI shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions which occurred prior to such amendment or repeal.
ARTICLE VII
No Preemptive Rights
      All shares of stock of this Corporation shall be without preemptive rights.
ARTICLE VIII
Indemnification and Advancement of Expenses
      Section 1.     INDEMNIFICATION: To the fullest extent permitted by The Act, the Corporation shall indemnify any director or officer of the Corporation made a party to a proceeding because the person is a director or officer of the Corporation against liability incurred in that proceeding; provided, however, no indemnification pursuant to this Section 1 shall indemnify any director from or an account of:

(1) receipt of a financial benefit to which he or she is not entitled;

(2) an intentional infliction of harm on the Corporation or its shareholders;

(3) a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as maybe subsequently amended; or

(4) an intentional violation of criminal law.
      Section 2.     ADVANCEMENT OF EXPENSES: The Corporation may, but shall not be required to, pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by The Act, and in particular § 30-1-853, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended.
      Section 3.     CERTAIN DEFINITIONS: For purposes of this Article VIII, the terms “corporation, director, disinterested director, expenses, liability, official capacity, party and proceeding” shall have the meaning given to them in § 3-1-850, Idaho Code as in effect as of the date these Articles of Incorporation are filed or as maybe subsequently amended.

      Section 4.     INSURANCE: The Corporation may purchase and maintain insurance on behalf of any person who is a director or officer of the Corporation or one of its subsidiaries or is serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity against liability asserted against or incurred by that person in such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against the same liability under the provisions of this Article VIII or under applicable Idaho law.
      Section 5.     PURPOSE AND EXCLUSIVITY: The indemnification referred to in the various subsections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, specifically but without limitation § 30-1-850 through 30-1-859, Idaho Code in effect as of the date these Articles are filed, or as may be subsequently amended, rule of law or equity, agreement, vote of the shareholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of applicable Idaho law dealing with indemnification.
      Section 6.     SEVERABILITY: If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.
      Section 7.     ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VIII may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.
ARTICLE IX
Merger Vote
      Section 1.     REQUIRED SHAREHOLDER VOTE: In order for a Plan of Merger or Share Exchange that would result in a Change in Control (as defined below) of the Corporation to be approved, the holders of two-thirds (2/3) of the Corporation’s shares entitled to vote must vote in favor of the plan.
      “Change in Control” means any transaction in which the Corporation merges into or consolidates with another entity, or merges another entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation.
      Section 2.     ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article IX may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all of the votes entitled to be cast on the matter.
ARTICLE X
Shareholder Meeting Provisions
      Any action required or permitted to be taken by the shareholders of this Corporation must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. At any annual meeting or special meeting of shareholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of this Corporation.

ARTICLE XI
Amendments
      Section 1.     AMENDMENTS TO ARTICLES BY SHAREHOLDERS: Except as otherwise provided by The Act or by these Articles, no amendment, addition, alteration, change or repeal of these Articles shall be made, unless such is first proposed by the Board of Directors of the Corporation and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon, shall be effective upon filing in accordance with statutory and regulatory procedures.
      Section 2.     AMENDMENTS TO ARTICLES BY BOARD OF DIRECTORS: To the extent permitted by The Act, the Board of Directors may amend the Articles by resolution adopted by a majority of the directors, so long as its Articles, as amended, contain only such provisions as might lawfully be contained in original Articles at the time of making such amendment.
      These Amended and Restated Articles of Incorporation are executed by the corporation by its duly authorized officer.
Dated: April      , 2005

INTERMOUNTAIN COMMUNITY BANCORP

By

Curt Hecker, President and CEO

INTERMOUNTAIN COMMUNITY BANCORP
PROXY
PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints James T. Diehl, Terry L. Merwin and John B. Parker, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Diehl, Merwin and Parker to represent and to vote, as designated below, all the shares of common stock of Intermountain Community Bancorp held of record by the undersigned on March 16, 2005, at the Annual Meeting of Shareholders to be held on April 30, 2005, or any adjournment of such Annual Meeting.

1.A.	ELECT DIRECTORS FOR CLASS TO EXPIRE IN 2008.

A.	I vote FOR all nominees listed below (except as marked to the contrary below). ☐

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

Charles L. Bauer ◆ Maggie Y. Lyons ◆ Ron Jones
Barbara Strickfaden ◆ Douglas P. Ward

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ☐

1.B.	ELECT DIRECTOR FOR CLASS TO EXPIRE IN 2006.

A.	I vote FOR Jim Patrick. ☐

B.	I WITHHOLD AUTHORITY to vote for Jim Patrick. ☐

2.	APPROVE THE AMENDMENT TO INTERMOUNTAIN’S ARTICLES OF INCORPORATION to increase the number of authorized shares of common stock.

FOR ☐            AGAINST ☐            ABSTAIN ☐

3.	APPROVE THE AMENDMENT TO INTERMOUNTAIN’S ARTICLES OF INCORPORATION to change the supermajority voting provisions for approval of mergers and acquisitions.

FOR ☐            AGAINST ☐            ABSTAIN ☐

4.	APPROVE THE AMENDMENTS TO INTERMOUNTAIN’S ARTICLES OF INCORPORATION to make certain technical changes.

FOR ☐            AGAINST ☐            ABSTAIN ☐

5.	APPROVE THE AMENDMENTS TO INTERMOUNTAIN’S DIRECTOR STOCK OPTION PLAN to (a) provide for the grant of restricted stock awards, and (b) to make related technical changes.

FOR ☐            AGAINST ☐            ABSTAIN ☐

6.	RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP as the independent registered public accountants for Intermountain for 2005.

FOR ☐            AGAINST ☐           ABSTAIN ☐

7.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the listed proposals.

, 2005	, 2005

Signature of Shareholder	Signature of Shareholder

ALL JOINT OWNERS MUST SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.